EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

uBid.com Holdings, Inc.
Chicago, IL

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 17, 2008, relating to the consolidated financial statements of uBid.com Holdings, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Chicago, IL
June 20, 2008